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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM N-18F-1

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                NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940.
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                         Transamerica Investors, Inc.
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                           Exact Name of Registrant
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                         INSTRUCTIONS FOR FORM N-18F-1

     Read instructions carefully before preparing this notification. It will not be deemed acceptible unless it is prepared, executed and filed substantially in accordance with these instructions.

     (a) This form shall be used as the notification of election filed with the Commission pursuant to Rule 18f-1 under the Investment Company Act of 1940.

     (b)  Signature

          An original and three copies of each notification of election shall be filed.

          The three copies of the notification may have facsimile or typed signatures.

     (c)  Filing

          The notification of election and all inquiries and communications with respect thereto shall be forwarded to the Securities and Exchange Commission, Washington, D.C. 20549.

     (d)  Fee

          There is no fee charged for filing the notification.

                           NOTIFICATION OF ELECTION

    The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                   SIGNATURE

    Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly
executed on its behalf in the city of   Los Angelos   and the state of
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   California   on the   2nd    day of  October,  1995.
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                                   Signature  /s/ Chris Shaw
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                                                     (Name of Registrant)

                                      By /s/ Chris Shaw
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                                         (Name of director, trustee or officer
                                            signing on behalf of Registrant)

                                                Assistant Vice President
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                                                        (Title)

Attest: /s/ Patty Barragan
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                      (Name)

            Administrative Assistant
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                      (Title)